Exhibit 77Q1(a)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT
TO AGREEMENT AND DECLARATION OF TRUST

This Certificate of Amendment to the Agreement and Declaration of Trust of Clough Global Allocation Fund (the “Trust”) is being executed for the purpose of amending the Agreement and Declaration of Trust of the Trust pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act.

1.  Name of Trust: Clough Global Allocation Fund

2.  The Agreement and Declaration of Trust is hereby amended as follows:

ARTICLE I: The name of the statutory trust is: Clough Global Dividend and Income Fund (the “Trust”)

3.  This Certificate of Amendment shall be effective on July 31, 2016.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 27th day of July, 2016.

By: /s/Edmund J. Burke______________

Edmund J. Burke, as Trustee and not individually

DC	10009290 v1